EXHIBIT 99.1

NEWS RELEASE

Media Contact:	Investor Contact:
Gia L. Oei, 603-929-2489 E-mail: Gia.Oei@nh.fishersci.com	Carolyn Miller, 603-929-2381 E-mail: Carolyn.Miller@nh.fishersci.com

Fisher Scientific Reports Record Sales;

Company Narrows 2003 EPS Guidance to High End of Range, $2.25 to $2.30;
Reiterates 2004 EPS Guidance of $2.65 to $2.80

HAMPTON, N.H., Oct. 29, 2003 — Fisher Scientific International Inc. (NYSE: FSH), a world leader in serving science, today reported record sales for the third quarter ended Sept. 30, 2003.

     “We generated another quarter of strong operating income and cash flow, reflecting solid performance in our base business and the completion of our acquisition of Perbio,” said Paul M. Montrone, chairman and chief executive officer. “By enhancing Fisher’s broad product offering with Perbio’s range of consumable tools for protein-related research and drug production, we are positioning Fisher to capitalize on the substantial growth potential in the life-science market.”

2003 Reported Results

     Sales for the third quarter increased 7.1 percent to $890.0 million compared with $830.9 million during the same period last year. Excluding the $13.5 million favorable effect of foreign exchange, sales totaled $876.5 million, a 5.5 percent increase over the same quarter in 2002. Including nonrecurring costs related to the Perbio Science AB acquisition, third-quarter net income decreased to $27.7 million, or 47 cents per diluted share, compared with $29.9 million, or 52 cents per diluted share, during the same period last year.

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Fisher Scientific Reports Record Sales — 2

     For the nine months ended Sept. 30, 2003, sales totaled $2,587.9 million, a 7.1 percent increase over sales of $2,416.3 million in the same period last year. Excluding the $52.9 million favorable effect of foreign exchange, sales totaled $2,535.0 million, a 4.9 percent increase over the same period last year. Net income for the nine months ended Sept. 30, 2003, was $59.8 million, or $1.02 per diluted share, and includes call premiums and the write-off of deferred financing charges from our debt refinancing in the first quarter of this year and costs related to the Perbio transaction, including hedging foreign currency exposure, upfront financing commitments and increasing inventory to its acquired fair value. Net income for the same period last year was $23.7 million, or 41 cents per diluted share, and includes charges associated with a refinancing as well as the cumulative effect of an accounting change.

     For the nine-month period, the company generated a record $155.6 million in cash from operations, reflecting an increase in earnings and continued improvements in working capital management, partially offset by approximately $38 million of contributions to its pension plans. Capital expenditures increased to $50.1 million, primarily the result of increased investment in the company’s U.S. distribution facilities. Free cash flow, defined as cash from operations less capital expenditures, totaled $105.5 million.

Pro Forma Financial Results

     To facilitate comparison with the prior-year periods, the following discussion excludes previously disclosed charges associated with debt refinancings in both years and restructuring credits and the write-off of goodwill in 2002, as well as one-time costs related to the Perbio transaction. These items are outlined in the attached supplementary information tables.

     Income from operations for the quarter increased 9.2 percent to $72.6 million from $66.5 million in the third quarter of last year.

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Fisher Scientific Reports Record Sales — 3

     Third-quarter earnings before interest, taxes, depreciation and amortization (EBITDA) increased to $92.7 million, a 10.2 percent increase compared with the same period last year. Third-quarter net income increased 34.8 percent to $40.3 million versus $29.9 million in the corresponding period of 2002, reflecting an improvement in operating income and a reduction in the effective tax rate. As previously announced, the company’s full-year effective tax rate decreased to 28 percent in the third quarter. Diluted earnings per share (EPS) increased 30.8 percent to 68 cents in the third quarter compared with 52 cents per share in the third quarter of 2002.

     For the nine months ended Sept. 30, 2003, income from operations increased 10.4 percent to $200.4 million from $181.5 million during the same period last year. EBITDA increased to $258.8 million, a 10.9 percent increase over the comparable period of 2002. Net income rose 36.2 percent to $103.4 million compared with $75.9 million for the nine-month period last year. And, EPS was $1.77 per diluted share, compared with $1.31 per diluted share in the corresponding period of 2002.

Business-Segment Results

     Domestic distribution sales increased to $769.6 million in the third quarter of 2003, a 7.2 percent increase compared with the same period last year. Excluding the $3.5 million favorable effect of foreign exchange, sales increased 6.7 percent to $766.1 million. Sales from Perbio, increased demand for domestic-preparedness products, and continued growth in clinical-lab sales were partially offset by continued slow growth in the biotech sector of the scientific-research market. Operating income increased 8.0 percent to $63.2 million from $58.5 million in the corresponding period of 2002, reflecting base-business operating leverage and performance of the higher-margin Perbio business.

     Year to date, excluding the $14.9 million favorable effect of foreign exchange, domestic distribution sales reached $2,196.7 million compared with $2,088.7 million for the nine-month period last year, a 5.2 percent increase. Operating income grew in the first nine months to $171.4 million, a 7.3 percent increase over the first nine months of 2002.

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Fisher Scientific Reports Record Sales — 4

     International sales totaled $119.5 million for the third quarter, a 2.4 percent increase from the third quarter of 2002. Excluding the $10.5 million favorable effect of foreign exchange, sales decreased 6.6 percent to $109.0 million from $116.7 million in the same quarter of 2002. The decrease in sales reflects a continued weakness in the European market. For the latest quarter, operating income increased to $6.0 million from $5.3 million in the year-ago period.

     Excluding the $40.2 million favorable effect of foreign exchange, international sales for the nine months decreased 3.3 percent to $326.1 million from $337.3 million in the same quarter of 2002. Year-to-date operating income increased 25.5 percent to $18.7 million from $14.9 million in the corresponding period last year.

     Sales within the laboratory-workstations segment increased 10.3 percent to $50.4 million, while operating income remained flat at $2.9 million.

     Year-to-date lab-workstations sales increased to $156.1 million, a 15.1 percent increase over the prior-year period. Operating income for the nine-month period was $9.3 million compared with $7.4 million in the prior year. As expected, quarter-end backlog declined to $101 million compared with $109 million at the end of the second quarter of this year.

Special Items

•	On July 7, in a private placement, Fisher sold $300 million of 2.5 percent convertible senior unsecured notes due 2023. The notes are convertible into Fisher common stock at a conversion price of $47.46 per share, subject to adjustment in certain circumstances. The proceeds were used to partially fund the acquisition of Perbio.

•	On Aug. 20, Fisher sold $150 million in principal amount of 8 percent senior subordinated notes due 2013 in a private placement. Proceeds from the offering were used to partially fund the acquisition of Perbio.

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Fisher Scientific Reports Record Sales — 5

•	On Sept. 8, Fisher assumed operational responsibility for Perbio. Fisher now owns more than 99 percent of Perbio and has initiated the mandatory purchase procedures under Swedish law to acquire the remaining shares.

•	On Sept. 30, Fisher sold 6.6 million shares of its common stock in a firm commitment underwritten offering. The $261 million proceeds from the sale of shares were used to partially fund the acquisition of Perbio.

•	On Oct. 16, Fisher entered into an agreement to purchase a clinical-supply packaging facility from Pfizer for approximately $6 million. The transaction is expected to close on Nov. 15. This plant will allow Fisher to continue to expand its clinical-trials management services to the pharmaceutical industry.

•	On Oct. 21, Fisher announced that it has sold $150 million of senior subordinated notes at a dollar price of 107.5 to yield 6.75 percent. Proceeds from the offering will be used to retire the company’s 7 1/8 percent senior notes maturing in 2005.

Company Outlook

     Fisher expects full-year 2003 EPS to be $2.25 to $2.30, which is the high end of its previously announced range of $2.20 to $2.30. EPS estimates exclude the aforementioned nonrecurring charges and fourth-quarter nonrecurring charges consisting of approximately $20 million associated with previously announced refinancings and approximately $15 million of non-cash Perbio inventory step-up amounts. The company’s EPS estimates are based on approximately 61 million diluted shares outstanding.

     Fisher is maintaining its full-year operating margin estimate of 7.8 percent to 8.0 percent. However, the company is narrowing its full-year revenue-growth forecast from a previously issued range of 6.5 percent to 8.5 percent to a new range of 6.5 percent to 7.5 percent.

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Fisher Scientific Reports Record Sales — 6

     The company’s outlook for 2003 by segment follows:

Segment	Revenue Growth Rate	Operating Margin

(excluding foreign exchange)
Domestic distribution	7.5% - 8.5%	7.7% - 7.9%
International distribution	(3.0) % - 0.0%	5.5% - 6.0%
Lab workstations	6.0% - 7.0%	5.5% - 6.0%

     Fisher is maintaining its 2003 operating cash flow estimate of $185 million to $195 million and expects total capital spending of approximately $75 million.

     For 2004, the company expects revenue growth, excluding foreign-exchange effects, of approximately 10.0 percent to 12.0 percent, operating margins in the 8.6 percent to 8.8 percent range, and a 28 percent tax rate.

     Fisher also expects 2004 EPS to be in the range of $2.65 to $2.80 based on an estimated weighted average of approximately 68 million diluted shares outstanding.

     Operating cash flow for 2004 is expected to be in the $220 million to $240 million range, and total depreciation and amortization, including intangible amortization related to the Perbio transaction, is estimated to be approximately $100 million. Capital expenditures are estimated at $55 million to $65 million.

Upcoming Presentations

Fisher Scientific will present at the following conferences:

•	JPMorgan Annual Small Cap Conference, Nov. 13 at the Fairmont Copley Plaza in Boston; and

•	JP Morgan Healthcare Conference, Jan. 12-15 at the Westin St. Francis Hotel in San Francisco.

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Fisher Scientific Reports Record Sales — 7

Conference Call Scheduled

     Fisher will host a teleconference to discuss its third-quarter financial results and 2003 and 2004 guidance Thursday, Oct. 30, at 10 a.m. EST. Interested parties who would like to participate may call 800-299-8538. International callers should dial (+1) 617-786-2902 (passcode: 19903594). Following the call, an audio replay will be available for 10 days. Callers from the United States should dial 888-286-8010. International callers should dial (+1) 617-801-6888. The conference replay code is 81997213.

     The conference call will also be webcast on Fisher’s Web site (www.fisherscientific.com). The webcast may be accessed on the Investor Relations Info page and will be archived for 30 days following the teleconference.

About Fisher Scientific International Inc.
As a world leader in serving science, Fisher Scientific International Inc. (NYSE: FSH) offers more than 600,000 products and services to more than 350,000 customers located in approximately 145 countries. As a result of its broad product offering, electronic-commerce capabilities and integrated global logistics network, Fisher serves as a one-stop source of products, services and global solutions for its customers. The company primarily serves the scientific-research, clinical-laboratory and safety markets. Additional information about Fisher is available on the company’s Web site at www.fisherscientific.com.

Forward-looking statements
This announcement includes forward-looking statements. Fisher Scientific has based these forward-looking statements on its current expectations and projections about future events. Although Fisher Scientific believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. Fisher Scientific undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this announcement might not occur.

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Fisher Scientific International Inc.
Statement of Operations
(in millions, except per share data)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Sales	$890.0	$830.9	$2,587.9	$2,416.3
Cost of sales	651.0	612.8	1,902.6	1,779.6
Selling, general and administrative expense	170.9	151.6	489.4	455.2
Restructuring credits	—	—	—	(1.5)

Income from operations	68.1	66.5	195.9	183.0
Interest expense	23.4	22.4	62.3	69.2
Other expense, net	11.6	0.1	59.2	11.9

Income before income taxes and cumulative effect of accounting change	33.1	44.0	74.4	101.9
Income tax provision	5.4	14.1	14.6	32.1

Income before cumulative effect of accounting change	27.7	29.9	59.8	69.8
Cumulative effect of accounting change, net of tax	—	—	—	(46.1)

Net income	$27.7	$29.9	$59.8	$23.7

Basic income per common share before cumulative effect of accounting change	$0.50	$0.55	$1.09	$1.28
Cumulative effect of accounting change	—	—	—	(0.84)

Basic net income per common share	$0.50	$0.55	$1.09	$0.44

Diluted income per common share before cumulative effect of accounting change	$0.47	$0.52	$1.02	$1.21
Cumulative effect of accounting change	—	—	—	(0.80)

Diluted net income per common share	$0.47	$0.52	$1.02	$0.41

Weighted average common shares outstanding:
Basic	55.2	54.6	54.9	54.4

Diluted	59.4	57.8	58.5	57.8

Fisher Scientific International, Inc.
Supplementary Information
(in millions, except per share data)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Net income	$27.7	$29.9	$59.8	$23.7
Income tax provision	5.4	14.1	14.6	32.1
Interest expense	23.4	22.4	62.3	69.2
Other expense, net	11.6	0.1	59.2	11.9
Inventory step-up	4.5	—	4.5	—
Restructuring credits	—	—	—	(1.5)
Cumulative effect of accounting change	—	—	—	46.1

Adjusted income from operations	72.6	66.5	200.4	181.5
Other expense, net	(11.6)	(0.1)	(59.2)	(11.9)
Cost of refinancing and financial instruments	12.7	—	62.0	11.2
Depreciation and amortization	20.0	19.0	58.2	56.6
Amortization of deferred financing fees	(1.0)	(1.3)	(2.6)	(4.1)

Adjusted EBITDA	$92.7	$84.1	$258.8	$233.3

Net income	$27.7	$29.9	$59.8	$23.7
Cost of refinancing and financial instruments, net of tax	9.8	—	40.8	7.1
Inventory step-up, net of tax	2.8	—	2.8	—
Restructuring credits, net of tax	—	—	—	(1.0)
Cumulative effect of accounting change, net of tax	—	—	—	46.1

Adjusted Net Income	$40.3	$29.9	$103.4	$75.9

Diluted net income per common share	$0.47	$0.52	$1.02	$0.41
Cost of refinancing and financial instruments, net of tax	0.16	—	0.70	0.12
Inventory step-up, net of tax	0.05	—	0.05	—
Restructuring credits, net of tax	—	—	—	(0.02)
Cumulative effect of accounting change, net of tax	—	—	—	0.80

Adjusted Diluted Net Income Per Share	$0.68	$0.52	$1.77	$1.31

Diluted weighted average common shares outstanding used in adjusted diluted net income per share	59.4	57.8	58.5	57.8

Fisher Scientific International Inc.
Segment Results
(in millions)
(UNAUDITED)

		Three Months Ended			Nine Months Ended
		September 30,			September 30,

		Growth			Growth
	2003	Rate	2002	2003	Rate	2002

Revenue
Domestic Distribution	$769.6	7.2%	$717.9	$2,211.6	5.9%	$2,088.7
International Distribution	119.5	2.4%	116.7	366.3	8.6%	337.3
Laboratory Workstations	50.4	10.3%	45.7	156.1	15.1%	135.6
Eliminations	(49.5)		(49.4)	(146.1)		(145.3)

Total	$890.0	7.1%	$830.9	$2,587.9	7.1%	$2,416.3

	Three Months Ended				Nine Months Ended
	September 30,				September 30,

		Operating		Operating		Operating		Operating
	2003	Margin	2002	Margin	2003	Margin	2002	Margin

Operating Income
Domestic Distribution	$63.2	8.2%	$58.5	8.1%	$171.4	7.8%	$159.8	7.7%
International Distribution	6.0	5.0%	5.3	4.5%	18.7	5.1%	14.9	4.4%
Laboratory Workstations	2.9	5.8%	2.9	6.3%	9.3	6.0%	7.4	5.5%
Eliminations	0.5		(0.2)		1.0		(0.6)

Segment sub-total	72.6	8.2%	66.5	8.0%	200.4	7.7%	181.5	7.5%

Restructuring and other credits	—		—		—		(1.5)
Inventory step-up	4.5		—		4.5		—

Operating income	$68.1		$66.5		$195.9		$183.0

The information for the three and nine months ended September 30, 2002 has been reclassified to conform with the current presentation of reportable segments.

Fisher Scientific International Inc.
Condensed Balance Sheet
(in millions)

	September 30,	December 31,
	2003	2002

	(UNAUDITED)
ASSETS
Current assets:
Cash and cash equivalents	$265.9	$38.8
Accounts receivable, net	417.0	358.0
Inventories	354.0	267.8
Other current assets	128.4	104.8

Total current assets	1,165.3	769.4
Property, plant and equipment	413.7	332.7
Goodwill	963.4	508.1
Other assets	416.6	261.2

Total assets	$2,959.0	$1,871.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$9.8	$23.9
Accounts payable	377.2	347.9
Accrued and other current liabilities	252.6	211.5

Total current liabilities	639.6	583.3
Long-term debt	1,574.8	921.8
Other liabilities	244.0	232.8

Total liabilities	2,458.4	1,737.9

Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	0.6	0.5
Capital in excess of par value	952.5	676.4
Accumulated deficit	(445.1)	(504.9)
Accumulated other comprehensive loss	(4.2)	(37.5)
Treasury stock, at cost	(3.2)	(1.0)

Total stockholders’ equity	500.6	133.5

Total liabilities and stockholders’ equity	$2,959.0	$1,871.4

Fisher Scientific International Inc.
Condensed Statement of Cash Flows
(in millions)
(UNAUDITED)

	Nine Months Ended September 30,

	2003	2002

Cash flows from operating activities:
Net income	$59.8	$23.7
Depreciation and amortization	58.2	56.6
Other adjustments to reconcile net income to cash provided by operating activities	62.9	11.7
Cumulative effect of accounting change	—	46.1
Changes in working capital and other assets and liabilities	(25.3)	(13.9)

Cash provided by operating activities	155.6	124.2

Cash flows from investing activities:
Acquisitions, net of cash acquired	(649.0)	(7.9)
Capital expenditures	(50.1)	(26.8)
Other investing activity	(14.2)	(0.5)

Cash used in investing activities	(713.3)	(35.2)

Cash flows from financing activities:
Proceeds from sale of common stock	261.0	—
Net change in debt	563.3	(85.3)
Other financing activity	(42.9)	(3.6)

Cash provided by (used in) financing activities	781.4	(88.9)

Effect of exchange rate changes on cash	3.4	2.7
Net change in cash and cash equivalents	227.1	2.8
Cash and cash equivalents — beginning of period	38.8	75.1

Cash and cash equivalents — end of period	$265.9	$77.9